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Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE BYLAWS

OF

GUITAR CENTER, INC.
A Delaware corporation

        The undersigned, being the duly acting and appointed Secretary of Guitar Center, Inc. a Delaware corporation, hereby certifies that effective February 25, 2003, the Board of Directors of this corporation amended the Bylaws of this corporation to read as follows, effective as of the date set forth below.

Article III, Section 8 (Special Meetings), is replaced with the following:

          Section 8. Special Meetings. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board or the president or the secretary or any two directors. Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by facsimile, e-mail or similar electronic transmission, first-class mail or overnight courier, charges prepaid, addressed to each director at his or her address as it is shown upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered by overnight courier, it shall be delivered to the overnight courier service in a manner reasonably designed to be delivered to each director at least twenty-four (24) hours prior to the time of the holding of the meeting. In case such notice is delivered personally, by telephone, facsimile or e-mail or similar electronic transmission, it shall be delivered personally, or by telephone, by facsimile or by e-mail or similar electronic transmission, at least twenty-four (24) hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the corporation.

Dated: February 25, 2003

/s/ BRUCE ROSS Bruce Ross, Secretary

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  Exhibit 3.4